Exhibit 99.1

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Universal Logistics Holdings, Inc. Announces Second Quarter 2016 Earnings Release and Conference Call Dates and Provides Outlook

Warren, MI – July 7, 2016 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) announced today the planned release of its second quarter 2016 financial results after the market closes on Thursday, July 28, 2016.

Based on currently available information, Universal expects to report income from operations in the range of $16.2 million to $18.1 million, on total operating revenues anticipated to range from $271.0 million to $281.0 million. This compares to $22.9 million of operating income in the second quarter of 2015 on revenues totaling $295.0 million. Universal also anticipates earnings per diluted share in the range of $0.31 to $0.35 for the second quarter of 2016, compared to $0.44 per share in second quarter 2015.

Sequentially, Universal expects to report improved financial results for the second quarter of 2016 compared to the first quarter of 2016 and, except with respect to its support of the heavy truck market, expects its value-added services to continue to deliver strong financial results. Despite the positive momentum, the challenging freight market that persists has put downward pressure on total top-line operating revenues and operating income when compared to the same period last year. “We will continue to focus on maintaining market share, executing our sales strategy and controlling costs as we manage through this difficult freight environment,” stated Universal’s Chief Executive Officer, Jeff Rogers.

Quarterly Earnings Conference Call Dial-in Details

We invite investors and analysts to our quarterly earnings conference call:

Time:	10:00 AM EDT
Date:	Friday, July 29, 2016
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	42833399

During the call, Jeff Rogers, CEO, Jude Beres, CFO, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s second quarter 2016 financial performance, the demand outlook in our key markets and other trends impacting our business.

A replay of the conference call will be available beginning two hours after the call through August 25, 2016, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 42833399. The call will also be available on investors.goutsi.com.

About Universal

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.